Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 6, 2001)          Registration Number 333-66958

                                  $877,000,000

                            Franklin Resources, Inc.

                     Liquid Yield Option(TM) Notes due 2031
                             (Zero Coupon - Senior)
                                       and
                             Shares of Common Stock
                            Issuable Upon Conversion
                                  of the LYONs
                             -----------------------

     This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon the conversion of the LYONs.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 6, 2001. The terms of the LYONs are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus.


                                    Principal Amount
                                     at Maturity of
                                          LYONs                          Number of shares
                                      Beneficially          Percentage   of Common Stock       Percentage of
                                      Owned that may          of LYONs      that may be        Common Stock
Name:                                   be sold ($)         Outstanding      sold (1)         Outstanding (2)
-----                               ----------------        -----------  ----------------     ---------------

The Captive Fixed Income Fund          1,000,000                0.11%          9,360              *

Deephaven Domestic Convertible
Trading Ltd.                           6,650,000 (3)            0.76%         62,246              *

ALPHA U.S. Sub Fund VIII LLC             100,000 (4)            0.01%            936              *


Any other holder of LYONs or
future transferee, pledgee, donee
or successor of any holder (5)(6)     37,887,000                4.32%        354,637              *


Total                             $  877,000,000              100.00%      8,209,071 (7)      3.14%
                                  ==============              =======      ============       =====

----------------------------
*     Less than 1%.


(1)  Assumes  conversion  of all of the holder's  LYONs at a conversion  rate of
     9.3604 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Rights" in the prospectus. As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.
(2) Calculated based on 261,386,285 shares of common stock outstanding as of January 31, 2002. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.
(3) Represents the difference between $52,600,000 (the principal amount of LYONs securityholder beneficially owned as reflected in the Prospectus dated November 6, 2001) and $59,250,000, which is the amount securityholder currently owns.
(4) Represents the difference between $2,400,000 (the principal amount of LYONs securityholder beneficially owned as reflected in the Prospectus dated November 6, 2001) and $2,500,000, which is the amount securityholder currently owns.
(5) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(6) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.
(7) The conversion shares do not total 8,209,071 shares due to rounding resulting from the elimination of fractional shares.


                     --------------------------------------

            The date of this prospectus supplement is March 28, 2002.